CHINA PEREGRINE FOOD CORPORATION
                      --------------------------------

             Designation of Series A Convertible Preferred Stock
             Designation of Series B Convertible Preferred Stock


Pursuant to the authority expressly granted and vested in the Board of Directors by the Articles of Incorporation of the Corporation and The Delaware General Corporation Law, the following classes of stock of the Corporation hereby designated as "Series A Convertible Preferred Stock," and which shall have the rights set forth in following terms:

Designation:    Series A Convertible Preferred Stock consisting of 500,000 shares (the Series A Stock).

Dividends:      Series A Stock shall pay or accrue dividends only to the
                extent that dividends are declared by the Board of Directors with respect to the Common Stock of the Corporation.

Voting: Non cumulative; voting rights of the Series A Stock shall be equal to and same as that attributable to the Common Stock of the Corporation.

Conversion:     Convertible anytime after December 31, 1997 to the Common
                Stock of the Corporation at the fixed ratio of one share of Common Stock for one share of Series A Stock surrendered for conversion (Conversion Ratio).

Adjustments to
Conversion
Ratio: The Conversion Ratio shall be proportionally increased or reduced to reflect:

                (1) effectuation of a division of the Common Stock of the Corporation or a combination thereof;

                (2) capital reorganization or reclassification or distribution to the holders of Common Stock of stock, debt securities or other assets of the Corporation;

                (3) merger, consolidation, corporate combination, share exchange, or a sale or lease of substantially all of the assets of the Corporation resulting in the distribution to the holders of Common Stock of the Corporation, stock, debt securities or other assets of the Corporation;

                (4) The issuance or sale of common stock, options, warrants or other rights to purchase the Common Stock of the Corporation for less than the stated value.

Liquidation
Preference:     Holders of Series A Stock shall be entitled to receive for each share of Series A Stock a cash payment equal to the par value ($0.001) of such stock. If the assets of the Corporation are insufficient for the Corporation to make such payment, the assets of the Corporation shall be distributed ratably to the holders of the Series A Stock.

Liquidation:    Upon any liquidation, dissolution or winding up of the
                Corporation, whether voluntary or involuntary, the holders of the Series A Stock shall be entitled to receive for each share of Series A Stock their Liquidation Preference in addition to whatever rights such holders may have, by operation of law or otherwise, to share in the liquidation value of the Corporation.

Pursuant to the authority expressly granted and vested in the Board of Directors by the Articles of Incorporation of the Corporation and The Delaware General Corporation Law, the following classes of stock of the Corporation hereby designated as "Series A Convertible Preferred Stock," and which shall have the rights set forth in following terms:

Designation:    Series B Convertible Preferred Stock consisting of 1,260,000 shares (the Series B Stock).

Dividends:      Cumulative dividends at the rate of 9% per annum, payable
                only upon liquidation or redemption, as a percentage of the Stated Value ($1.00 per share) of the Series B Stock.

Voting: Non cumulative; voting rights of the Series B Stock shall be equal to and same as that attributable to the Common Stock of the Corporation.

Conversion:     Convertible anytime after December 31, 1997 to the Common
                Stock of the Corporation at the fixed ratio of one share of Common Stock for one share of Series B Stock surrendered for conversion (Conversion Ratio).

Adjustments to
Conversion
Ratio: The Conversion Ratio shall be proportionally increased or reduced to reflect:

                (1) effectuation of a division of the Common Stock of the Corporation or a combination thereof;

                (2) capital reorganization or reclassification or distribution to the holders of Common Stock of stock, debt securities or other assets of the Corporation;

                (3) merger, consolidation, corporate combination, share exchange, or a sale or lease of substantially all of the assets of the Corporation resulting in the distribution to the holders of Common Stock of the Corporation, stock, debt securities or other assets of the Corporation;

                (4) The issuance or sale of common stock, options, warrants or other rights to purchase the Common Stock of the Corporation for less than the stated value.

Liquidation
Preference:     Holders of Series B Stock shall be entitled to receive for each share of Series B Stock a cash payment equal to the Stated Value of such stock plus all accrued dividends. If the assets of the Corporation are insufficient for the Corporation to make such payment, the assets of the Corporation shall be distributed ratably to the holders of the Series B Stock.

Liquidation:    Upon any liquidation, dissolution or winding up of the
                Corporation, whether voluntary or involuntary, the holders of the Series B Stock shall be entitled to receive for each share of Series B Stock an amount equal to the Stated Value plus all accrued dividends attributable to each such share.

Redemption:     The Corporation shall have the right in its sole discretion to redeem any or all of the outstanding shares of Series B
                Stock at a redemption price equal to the Stated Value of the Series B Stock redeemed plus accumulated dividends for such redeemed shares.